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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Caliper Life Sciences, Inc. for the registration of common stock, preferred stock, debt securities, warrants and/or units for a total value of up to $100,000,000 and to the incorporation by reference therein of our reports dated March 12, 2010, with respect to the consolidated financial statements and schedule of Caliper Life Sciences, Inc., and the effectiveness of internal control over financial reporting of Caliper Life Sciences, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
December 13, 2010

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  EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm